EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Biolase Technology, Inc.
Irvine, California
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 14, 2008, relating to the consolidated financial statements and consolidated financial statement schedules and our report, dated March 14, 2008, on the effectiveness of Biolase Technology, Inc.’s internal control over financial reporting, which expressed an adverse opinion on the effectiveness of the Company’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.
BDO Seidman, LLP
Costa Mesa, CA
April 4, 2008